EXHIBIT 10.1

EQUIPMENT SALES AGREEMENT

FOR VKIN-300 (Serial No.: SD-202530)

BETWEEN

BOX O3 INTERNATIONAL S.A.

 - AND -

VIKING OZONE TECHNOLOGY, LLC

September 19, 2025

CONTENTS

1.	Interpretation	3
2.	Purchase Order	5
3.	General Terms and Conditions	5
4.	Options	5
5.	Product Specifications	5
6.	Order of Precedents	5
7.	Pricing and Payment Terms	5
8.	Payment Method	6
9.	Taxes and Additional Charges	6
10.	Designated Representatives	6
11.	Term; Termination	7
12.	Delivery of Ozone Unit; Risk of Loss	8
13.	Installation and Product Commissioning	8
14.	Additional Spare Parts	8
15.	Cancellation Policy	9
16.	Freight and Insurance	9
17.	Title to Ozone Units	9
18.	Site Preparation and Permits	9
19.	Representations of the Seller	9
20.	Product Warranty	9
21.	Limitation of Liability	11
22.	Notices	11
23.	Confidential Information	11
24.	Relationship	12
25.	Publicity	12
26.	Miscellaneous	12

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EQUIPMENT SALES AGREEMENT

THIS AGREEMENT is made as of the 19th of September, 2025 (the “Effective Date”).

BETWEEN:

BOX O3 INTERNATIONAL S.A., a corporation duly incorporated and existing under the laws of Switzerland and having its registered office at Commeire 29, 1937 Orsieres, Switzerland (the “Buyer”)

AND:

VIKING OZONE TECHNOLOGY, LLC, a limited liability company formed under the laws of the State of Nevada, USA and having its office at 5340 Weslayan St., Unit 25409 Houston, TX  77005 (the “Seller”)

WHEREAS the Seller designs, manufactures and/or coordinates the assembly and manufacture of, various medical waste processing units known as the Viking Ozone line (the “Products”);

AND WHEREAS the Seller and the Buyer are parties to the Distributor Agreement (as defined below) pursuant to which the Buyer was appointed the sole and exclusive distributor of the Products for the Territory (as defined in the Distributor Agreement);

AND WHEREAS the Buyer wishes to acquire the Ozone Unit (as defined below) upon and subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Interpretation

1.1	Definitions. In this Agreement, the following terms shall have the following meanings:

(a)	“Business Day” means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Houston, Texas.

(b)	“Confidential Information” has the meaning ascribed thereto in Section 23.

(c)	“Distributor Agreement” means the Viking Ozone Distributor Agreement between the Buyer and the Seller dated on or about August 13, 2025.

(d)	“Manuals” means the Seller’s Assembly Manual, Maintenance Manual and Quick Start Guide as may be amended from time to time by the Seller upon reasonable notice.

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(e)

“Ozone Unit” means the existing VKIN-300 waste treatment unit, having Serial Number SD-202530, currently situated in Bayet, France, which will include identified changes required to meet the description submitted to the LNE in connection with the model’s official certification application.

(f)

“Person” includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, governmental authority and any other entity or organization of any nature whatsoever.

(g)	“Products” has the meaning ascribed thereto in the recitals of this Agreement.

(h)	“Purchase Order” has the meaning ascribed thereto in Section 2.

(i)	“Seller Warranty” means the terms, conditions and/or scope of warranty set out in the written Warranty Statement in effect as of the date of the Purchase Order.

(j)	“Ultimate Destination” has the meaning ascribed thereto in Section 12.1

(k)	“Warranty”

1.2	Currency. Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

1.3	Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	References. References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement.

1.5	Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.6	No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.7	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.8	Time. Time is of the essence in the performance of the parties’ respective obligations.

1.9

Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.10	Schedules. The following Schedules form an integral part of this Agreement:

(a)	Schedule “A” – Tentative Shipment Timeline

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2.	Purchase

Within one business day of the Buyer receiving confirmation that Cepheid (or one of its affiliates) has finalized a financing arrangement with Siemens (or one of its affiliates) to facilitate Cepheid’s ultimate acquisition and/or use of the Ozone Unit, the Buyer shall submit, or cause its affiliate BOX O3 France Sarl to submit, to the Seller a purchase order (the “Purchase Order”) for the purchase of the Ozone Unit. The Buyer agrees to buy, and the Seller agrees to sell, assign, and transfer unto the Buyer all of its right, title and interest in and to the Ozone Unit.

3.	General Terms and Conditions

The Purchase Order shall be subject to the terms and conditions of this Agreement and the terms and conditions of the Manuals and the Seller’s Warranty, in each case as may be amended from time to time by the Seller upon reasonable notice.

4.	Options

N/A

5.	Drawings, Manuals & Seller’s Warranty

The Buyer hereby acknowledges receipt of the drawings for the Ozone Unit, the Manuals and the Seller’s Warranty.

6.	Order of Precedents

If there is any conflict or inconsistency among the body of the Distributor Agreement, this Agreement, the Schedules or Exhibits hereto, and the Purchase Order, the conflict or inconsistency shall be resolved by interpreting such items in accordance with the following order of precedence: firstly, the Purchase Order as approved by the Seller; secondly, the terms of this Agreement; thirdly, the terms of the Distributor Agreement; and lastly, the Schedules and Exhibits hereto.

7.	Pricing and Payment Terms

7.1

The Buyer agrees to purchase the Ozone Unit for a purchase price equal to one million thirty-five thousand five hundred dollars (U.S. $1,035,500.00), which price shall be replicated in the Purchase Order (the “Purchase Price”). The Purchase Price is exclusive of amounts required to be paid by the Buyer for recommended spare parts.

7.2	Payments in respect of the Purchase Price shall be payable as follows:

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(a)	as to 40% of the Purchase Price, such amount shall be due and payable immediately upon the acceptance by the Seller of the Purchase Order;

(b)	as to 50% of the Purchase Price, such amount shall be due and payable within two Business Days following the date on which the Seller notifies the Buyer the Ozone Unit is ready for shipment; and

(c)

the balance of the Purchase Price shall be due and payable upon the earlier to occur of: (i) the installation and commissioning of the Ozone Unit pursuant to the performance and commissioning criteria agreed to in writing by the Buyer and the Seller; or (ii) the date that is thirty (30) days from the delivery of the Ozone Unit to the Ultimate Destination (as defined herein) except if there is a delay in the installation and commissioning of the Ozone Unit caused solely by the Seller in which case payment of the balance of the Purchase Price shall be paid on completion of the installation and commissioning of the Ozone Unit .

7.3	All payments are non-refundable.

The tentative timeline for shipment of the Ozone Unit from its current location in Bayet, France to the end user’s facility is set out in Schedule “A”.

8.	Payment Method

All payments to the Seller under this Agreement shall be made via wire transfer in immediately available funds using the wire transfer particulars provided to the Buyer by the Seller.

9.	Taxes and Additional Charges

The Seller and the Buyer acknowledge that the pricing set out in this Agreement or in the Purchase Order delivered hereunder is exclusive of all taxes, fees and duties whatsoever. Without limiting the foregoing, the Buyer shall be responsible for and shall pay any and all sales taxes, VAT, excise taxes, import duties, brokerage fees, licenses, permits, certificates, and all other similar taxes or charges applicable  to the sale and importation of the Ozone Unit.

10.	Designated Representatives

10.1

Buyer Representative. The Buyer shall, by notice to the Seller, appoint a Buyer’s representative who shall have the necessary authority to direct and manage all of the Buyer’s requests in connection with this Agreement, and provide a single point of communication with the Seller. The Buyer may, by notice to the Seller, replace the Buyer’s representative. Initially, the Buyer’s representative shall be:

Dr. Erwin Herren

Email:  erwin.herren@2imc.ch

Tel:

10.2

Seller Representative. The Seller shall, by notice to the Buyer, appoint a Seller’s representative who shall have the necessary authority to direct and manage all of the Seller’s activities in connection with this Agreement, and provide a single point of communication with the Buyer. The Seller may, by notice to the Buyer, replace the Seller’s representative. Initially, the Seller’s representative shall be:

Daryl Kruper and Steve Paquette

Email: dkruper@vkin-ozone.com; spaquette@vkin-ozone.com

Tel:

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11.	Term; Termination

11.1

Term. This Agreement commences on the Effective Date and expires upon the earlier to occur of: (i) the installation and commissioning of the Ozone Unit pursuant to the performance and commissioning criteria agreed to in writing by the Buyer and the Seller; or (ii) the date that is thirty (30) days from the delivery of the Ozone Unit to the Ultimate Destination.

11.2	Termination for Cause. Either party may terminate this Agreement forthwith for cause by notice to the other party if:

(a)	the other party becomes bankrupt or insolvent, files any proposal or makes any assignment for the benefit of creditors;

(b)

with respect to any petition filed against the other party that seeks any reorganization or similar relief under any laws relating to bankruptcy, insolvency or other relief for debtors, the other party fails to contest the petition within seven (7) days of the petition being filed;

(c)	a receiver is appointed for any of the property of the other party;

(d)	an order is made for the winding up of the other party;

(e)

the other party makes a sale in bulk of all, or substantially all, of its assets, or the other party ceases or threatens to cease to carry on business, or otherwise takes any action indicating that it intends to cease to carry on business; or

(f)

if the other party, or any of their respective directors, officers or employees are, or have been, convicted of an offence involving fraud, theft, or moral turpitude, other than an offence for which a criminal pardon has been granted; or

(g)

the other party breaches any material representation, warranty, or covenant of this Agreement, which if capable of being cured, has not been cured within twenty (20) days of the delivery of a written notice by the non-defaulting party.

11.3

Termination Without Cause. Subject to Section 15, either party may terminate this Agreement immediately upon a material breach of this Agreement by the other party, which the other party fails to cure within twenty (20) days of its receipt of written notice from the Seller detailing the alleged breach.

11.4

Effect of Expiration or Termination. The expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date of expiration or termination, including, without limitation, the completion of the Purchase Order submitted under this Agreement. Any expiration or termination of this Agreement shall not preclude either party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement nor prejudice either party’s right to obtain performance of any obligation. On any expiration or termination of this Agreement: (i) each party shall pay to the other party all amounts due under the Agreement; (ii) all licenses granted hereunder shall terminate; and (iii) each party shall return to the other party its Confidential Information then in its possession.

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12.	Delivery of Ozone Unit; Risk of Loss

12.1

The Ozone Unit will be accepted by the Buyer at the unit’s current location in Bayet, France and then shipped, with prior disassembly and packing guidance from a representative of the Seller, by the Buyer to a destination designated by the Buyer (“Ultimate Destination”) and all risk of loss to the above-described goods is borne by the Buyer from the moment immediately prior to shipment.

12.2

The Buyer will arrange for the off-loading of the Ozone Unit at the Ultimate Destination by qualified and experienced personnel, using forklift or crane equipment supplied locally. All costs related to the off-loading and reassembly of the Ozone Unit shall be borne by the Buyer. The Seller or its local representative will provide supervision and oversight for the reassembly of the Ozone Unit in accordance with Section 13.

12.3	[Intentionally deleted].

13.	Installation and Product Commissioning

13.1

Physical installation of the Ozone Unit is not included in the Purchase Price. Except as expressly set out herein, the Seller does not provide installation service and the Buyer shall be responsible for coordinating installation from the time of delivery at the designated Ultimate Destination.

13.2

The Seller will provide installation guidance and site supervision, which is included in the Purchase Price. The Seller agrees to provide up to two (2) representatives for up to (5) days (standard business hours) to supervise the assembly, installation, and commissioning by the Buyer’s personnel of the Ozone Unit (inclusive of reasonable travel costs). The Seller will charge for any additional supervision days required in connection with the installation and commissioning of the Ozone Unit. Buyer will provide assistance to Seller’s representatives, if required, to obtain visas to provide commissioning and training on-site at the Ultimate Destination.

14.	Additional Spare Parts

The Seller recommends the purchase by the Buyer of a spare parts package. Components of the additional spare parts package will be detailed based on the Buyer’s needs and recommendations from the Seller.  The initial list of recommended spare parts, along with estimated pricing, will be provided by the Seller to the Buyer shortly after receipt of the Purchase Order.  Spare parts will have to be paid for in advance prior to shipment, with freight costs to be borne by the Buyer.

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15.	Cancellation Policy

The Buyer shall not be permitted to cancel the Purchase Order without the Seller’s written consent.

16.	Freight and Insurance

16.1

The Buyer shall be responsible for the freight of the Ozone Unit commencing from the loading dock at the facility in Bayet, France as well as during unloading from ships, trucks, or containers at the port of entry in the final destination country and onward to the Ultimate Destination.

16.2

The Buyer will insure, at its expense, the Ozone Unit until same is delivered at the Ultimate Destination, and shall be responsible for insuring the Ozone Unit from arrival at the Ultimate Destination, including during off-loading of the Ozone Unit and from that point forward.

17.	Title to Ozone Units

Ownership and title to the Ozone Unit will remain with the Seller until the final payment and full satisfaction of the Purchase Price of the Purchase Order.

18.	Site Preparation and Permits

The Buyer is responsible for the site preparation, which includes a suitable location, electrical supply and connections, pure water at municipal pressure, and high-speed internet connection. Site preparation also includes procurement of any and all governmental and regulatory permits, licenses and approvals. Site preparation must be completed prior to the commissioning of any Product. The Buyer shall be responsible for the supply of cranes, forklifts and expert staff to assemble and install the equipment plus trade staff for electrical connections, water connections, compressed air, ozone lines and internet connections. The structure within which installation shall take place must maintain a temperature above freezing to protect the processing unit and water connections.

19.	Representations of the Seller

19.1	The Seller warrants that:

(a)	the Seller is the legal owner of the Ozone Unit and has the right to sell the Ozone Unit pursuant to this Agreement; and

(b)	the Ozone Unit will be fit for the purpose for which such goods are ordinarily intended.

20.	Product Warranty

20.1	Warranties.

(a)	The Ozone Unit shall be warrantied in accordance with the Seller’s Warranty (the “Warranty” and collectively, the “Warranties”).

(b)

The Warranties expressly contained in this Agreement are in lieu of all other express or implied warranties with respect to the Ozone Unit, including any statutory warranties. For the avoidance of doubt, no other warranties, expressed or implied, are being provided to Buyer except for the Warranties contained herein.

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20.2	Warranty Claims Process; Validity of Warranties

(a)

Any Warranty claim or cause of action in respect of a warrantable item must be commenced within the later of the warranty period specified in the applicable Warranty or one (1) year from the date of delivery (the “Warranty Period”).

(b)

The Buyer agrees to notify the Seller in writing within seven (7) days of discovery, within the Warranty Period, of any alleged defect in a Product in order to allow the Seller or its representative to make such investigation, examination and tests, as it deems appropriate with respect to the claim.

(c)

If requested by the Seller, the Buyer will return the alleged defective part to a location designated by the Seller at Seller’s cost for examination and testing. If the Seller determines the Product or component thereof to be defective, the Seller will either repair or replace such Product or component with a similar item of manufacture and ship same to the Buyer FOB or allow for a Buyer credit for an amount equal to the price of the defective Product or component part.

(d)	All Warranties provided under this Agreement are personal to the Buyer and may not be transferred or assigned to any third party.

(e)	A Warranty is immediately invalidated:

(i)

should an incidence of gross negligence by Buyer or any third party occur as a result of misuse, negligence or operation of a Product that is contrary to proper use instructions as provided by the Seller, including any instructions set out in the Manuals;

(ii)

if any Product is repaired or altered by any personnel that have not been authorized by the Seller to carry out repairs, or if operation and maintenance instructions for the Product have not been followed;

(iii)	if any unauthorized replacement parts or equipment are installed or integrated into any Product; or

(iv)	by virtue of any act or omission that is contrary to anything set out in the Manuals.

(f)

Any parts or equipment which the Seller merely supplies and does not manufacture shall be subject only to the warranties that are provided by the manufacturer and only to the extent the Seller can enforce such third-party warranties.

20.3	THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS.

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21.	Limitation of Liability

21.1

IN NO EVENT IS SELLER LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED OR WHETHER THE DAMAGES WERE FORESEEABLE OR WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES. IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT.

22.	Notices

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, internationally recognized overnight courier, certified or registered mail or email.

22.1	To the Buyer:

BOX O3 INTERNATIONAL S.A.

Commeire 29, 1937 Orsieres, Switzerland

Attention: Dr. Erwin Herren

Email: erwin.herren@2imc.ch

22.2	To the Seller:

Viking Ozone Technology, LLC

5340 Weslayan St., Unit 25409 Houston, TX  77005

Attention:  James A. Doris

Email: jdoris@vikingenergygroup.com

23.	Confidential Information

Any information exchanged between the parties whether in written or oral form which is proprietary or confidential, either in writing or verbally (the “Confidential Information”), will be held in strict confidence by the party receiving the information. Each party agrees that each of its employees receiving confidential information will be informed that such information is subject to this confidentiality obligation, and such information will remain the property of the party disclosing it; all copies of confidential information will be returned upon request; the party receiving the confidential information will treat it with the same degree of care as it affords to its own confidential information and the receiving party shall not reproduce confidential information except as necessary to perform its duties.  This provision shall survive the expiration or termination of this Agreement.

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24.	Relationship

The relationship of the parties hereunder shall be that of independent contractors. Neither party is intended to have, and neither of them shall represent to any other Person that it has, any power, right or authority to bind the other, or to assume, or create any obligation or responsibility, express or implied, on behalf of the other, except as expressly required by this Agreement or as otherwise permitted in writing. Nothing in this Agreement shall be construed to create between the parties any partnership venture, employment relationship, franchise or agency.

25.	Publicity

No press release or any other announcement will be made by either party regarding this Agreement unless the Seller approves its content in writing, such approval to be at the sole discretion of the Seller.

26.	Miscellaneous

26.1

Further Assurances. On a party’s reasonable request, the other party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement.

26.2

Compliance With Laws; Permits. Each party shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this Agreement. The Buyer shall at all times comply with all applicable laws regarding the subject matter under this Agreement. The Buyer shall be responsible for obtaining all permits and licenses in each jurisdiction in which it operates or intends to operate the Ozone Unit and wherever the Ozone Unit shall be installed and commissioned.

26.3

Entire Agreement. This Agreement, including and together with any related Exhibits and purchase orders, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each party. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement.

26.4

Survival. In addition to any other provisions of this Agreement that by their nature are intended to survive the expiry or earlier termination of this Agreement, Sections 11, 15, 20, 21, 23 and 26 of this Agreement shall survive without limitation.

26.5

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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26.6

Waiver. No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the party waiving its right.Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion. Any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement does not constitute a waiver of such right, remedy, power, or privilege.

26.7

Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

26.8

Assignment. The Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the Buyer of any of its obligations under this Agreement. This Agreement is binding on and inures to the benefit of the parties and their respective successors and assigns.

26.9

No Third-Party Beneficiaries. Except with respect to the indemnification provisions hereunder, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

26.10

UN Convention - International Sales of Goods. The parties expressly agree to exclude, from this Agreement, the application of the United Nations Convention on Contracts for the International Sale of Goods.

26.11

Governing Law. It is further understood and agreed that this Agreement shall be governed and construed in accordance with the laws of the State of Texas, including without limitation, all matters of formation, interpretation, construction, validity, performance, and enforcement. The Parties agree that exclusive venue for any lawsuit arising from or in connection with the terms of this Agreement shall be in the courts of competent jurisdiction located in Houston, Harris County, Texas.

26.12

Force Majeure. The Seller shall not be responsible for any failure to comply with or for any delay in performance of the terms of this Agreement including, but not limited to, delays in delivery, where such failure or delay is directly or indirectly caused by or results from events of force majeure beyond the control of the Seller. These events shall include, but no be limited to, fire, flood, earthquake, accident, civil disturbances, war, rationing, allocation of embargoes, strikes or labour problems, delays in transportation, pandemic or health emergencies, inability to secure necessary materials, parts or components, acts of God, or acts of government.

26.13

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly executed, delivered and effective for all purposes.

[Signature page follows below]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOX O3 INTERNATIONAL S.A.

/s/ Erwin Herren
Per: Erwin Herren Title: Authorized Signatory I have authority to bind the corporation
VIKING OZONE TECHNOLOGY, LLC

/s/ James A. Doris
Per: James A. Doris Title: President I have authority to bind the corporation

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Schedule “A”

Tentative Timeline:

○	Disassembly of Ozone Unit in Bayet, France: October 21, 2025

○	Shipment of Ozone Unit: October 25 to 27th, 2025

○	Arrival at final destination: October 31, 2025

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